Qwomar Building P.O. Box 4649, Road Town Tortola VG1110 British Virgin Islands T: +1 284 494 1890 F: +1 284 494 1316
DD: +1 284 852 1899 E: Jose.santos@forbeshare.com Our Ref: 4569.014 Your Ref: Reference

Portage Biotech Inc.
Clarence Thomas Building,
Road Town, Tortola,
British Virgin Islands

23 February 2021

Dear Sirs

Portage Biotech Inc. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company's Registration Statement on Form F-3, including all amendments or supplements thereto ("Form F-3"), filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (the "Registration Statement") related to the registration and offering of an indeterminate (a) number of  ordinary shares of no par value each (the "Ordinary Shares"); (b) number of warrants to purchase ordinary shares, and/or debt securities (the "Warrants"); (c) number of units of debt securities, ordinary shares, or warrants (the "Units"); and (d) principal amount of debt securities (the "Debt Securities") and together with the Ordinary Shares, the Warrants and the Units the "Securities") as shall collectively have an aggregate initial offering price not exceeding US$200,000,000.  We have also acted as British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company's controlled equity offering sales agreement prospectus included in the Registration Statement (the "Sales Agreement Prospectus") relating to the issuance and sale of ordinary shares of the Company having an aggregate offering price of up to US$50,000,000 ("Sales Agreement Shares") (which are included in the US$200,000,000 worth of Securities) under the At-The-Market Equity Offering Sales Agreement between the Company and Cantor Fitzgerald & Co (the "Sales Agreement").

1.    Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1 The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 23 February 2021 including:

(a) the Company's Certificate of Incorporation; and

(b) the Company's amended and restated Memorandum and Articles of Association.

1.2 A Registered Agent's Certificate dated 23 February 2021 issued by FH Corporate Services Ltd, the Company's registered agent (the "Registered Agent's Certificate").

1.3 A Certificate of Good Standing issued by the Registry of Corporate Affairs (the "Certificate of Good Standing")

1.4 The records of proceedings on file with and available for inspection on 23 February 2021 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.5 The written resolutions of the directors of the Company passed on 13 February 2021 (the "Resolutions").

1.6 A certificate from a Director of the Company dated 23 February 2021 (the "Director's Certificate").

1.7 The Registration Statement.

1.8 The Sales Agreement.

2  Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent's Certificate and the Director's Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1 Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2 All signatures, initials and seals are genuine.

2.3 The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4 That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5 The Resolutions remain in full force and effect and have not been revoked.

2.6 That the Company's issuance of any Ordinary Shares (including any Sales Agreement Shares) is in compliance with its Memorandum and Articles of Association.

2.7 That the Company is in compliance with the British Virgin Islands Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended).

2.8 There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York.

3 Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1 The Company is a company limited by shares and registered under the BVI Business Companies Act, 2004 (as amended) (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2 The Company is authorised to issue an unlimited number of shares of no par value of one single class.

3.3 Each of the Securities including the Sales Agreement Shares to be offered and sold by the Company as contemplated by the Registration Statement and to the extent applicable the Sales Agreement, will, when:

(a) specifically authorised for issuance by the board of directors of the Company;

(b) issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and where applicable the Sales Agreement; and

(c) in the case of the Ordinary Shares including the Sales Agreement Shares duly registered in the Company's register of members (shareholders),

be validly authorised, issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Securities).

4 Qualifications

The opinions expressed above are subject to the following qualifications:

4.1 To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3 We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4 This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5 Consents

In connection with the above opinion, we hereby consent:

5.1 To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption "Legal Matters"; and

5.2 To the filing of this opinion as an exhibit to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Forbes Hare